77C Matters submitted to a vote of security holders

On September 26, 2001, the Annual Meeting of Shareholders of the Colonial Investment Grade Municipal Trust was held to conduct a vote for or against the approval of the Items listed on the Trust's Proxy Statement for said Meeting. On July 16, 2001, the record date for the Meeting, the Trust had 11,509,000 shares of beneficial interest. The votes cast were as follows:


Election of Trustees:
                                   For                       Withheld
Douglas A. Hacker              10,571,754.826               129,499.061
Janet Langford Kelly           10,568,163.106               133,090.781
Richard W. Lowry               10,570,916.200               130,337.687
William E. Mayer               10,571,979.826               129,247.061
Charles R. Nelson              10,573,269.942               127,983.945
John J. Neuhauser              10,569,810.200               131,443.687
Joseph R. Palombo              10,571,754.826               129,499.061
Thomas C. Theobald             10,573,085.826               128,168.061
Anne-Lee Verville              10,569,137.101               132,116.786

To approve a new investment advisory agreement with Colonial Management
Associates:

For                 10,333,571.983   shares of beneficial interest being of
                                     majority of the shares of beneficial
                                     interest represented at the Meeting
Against                157,283.318   shares of beneficial interest
Abstain                210,398.586   shares of beneficial interest

On July 16, 2001, the record date for the Meeting, the Trust had 2,400 preferred shares outstanding. The votes cast were as follows:

Election of Trustees                For                       Withheld
                                    ---                       --------
Douglas A. Hacker                   2,194                         7
Janet Langford Kelly                2,194                         7
Richard W. Lowry                    2,194                         7
William E. Mayer                    2,194                         7
Charles R. Nelson                   2,194                         7
John J. Neuhauser                   2,194                         7
Joseph R. Palombo                   2,194                         7
Thomas E. Stitzel                   2,194                         7
Thomas C. Theobald                  2,194                         7
Anne-Lee Verville                   2,194                         7

To approve a new investment advisory agreement with Colonial Management
Associates:

For                  2,192  preferred shares being of majority of the preferred shares represented at the Meeting
Against                  9  preferred shares
Abstain                  0  preferred shares

(proxy statement incorporated herein by reference to Accession number
 0000950135-01-502264)

77Q1 - Exhibits

Management Agreement

                    COLONIAL INVESTMENT GRADE MUNICIPAL TRUST

                              MANAGEMENT AGREEMENT

AGREEMENT dated as of November 1, 2001, between COLONIAL INVESTMENT GRADE MUNICIPAL TRUST, a Massachusetts business trust ("Fund"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation ("Advisor").

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Advisor will manage the investment of the assets of the Fund in accordance with its investment policies and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Fund.

2. In carrying out its investment management obligations, the Advisor shall:

      (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures approved by the Board of Trustees; and (c) report results to the Board of Trustees.

3. The Advisor shall furnish at its expense the following:

      (a) office space, supplies, facilities and equipment; (b) executive and other personnel for managing the affairs of the Fund (including preparing financial information of the Fund and reports and tax returns required to be filed with public authorities, but exclusive of those related to custodial, transfer, dividend and plan agency services, determination of net asset value and maintenance of records required by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder (1940 Act)); and
    (c) compensation of Trustees who are directors, officers, partners or employees of the Advisor or its affiliated persons (other than a registered investment company).

4. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. The Fund shall pay the Advisor monthly a fee at the annual rate of 0.65% of the average weekly net assets of the Fund.

6. If the operating expenses of the Fund for any fiscal year exceed the most restrictive applicable expense limitation for any state in which shares are sold, the Advisor's fee shall be reduced by the excess but not to less than zero.

   Operating expenses shall not include brokerage, interest, taxes, deferred organization expenses and extraordinary expenses, if any. The Advisor may waive its compensation (and, bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Advisor declares to be effective.

7.   This Agreement shall become effective as of the date of its execution, and
     (a) unless otherwise terminated, shall continue until July 31, 2003 and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Fund.

8.   This Agreement may be amended in accordance with the 1940 Act.

9. For the purpose of the Agreement, the terms "vote of a majority of the outstanding voting securities", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

COLONIAL INVESTMENT GRADE MUNICIPAL TRUST




By: ____________________________________________
     William J. Ballou
     Secretary

COLONIAL MANAGEMENT ASSOCIATES, INC.




By: ____________________________________________
      William J. Ballou
      Senior Vice President

A copy of the document establishing the Fund is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

Accountant's Report on Internal Control

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862

Report of Independent Accountants

To the Board of Trustees and Shareholders of Colonial Investment Grade Municipal Trust

In planning and performing our audits of the financial statements of Colonial Investment Grade Municipal Trust (the "Fund") for the year ended November 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
January 10, 2002